eXHIBIT 10.6.1

amendment to the

CINeRGY Corp. excess pension plan

The Cinergy Corp. Excess Pension Plan, as amended and restated effective as of December 31, 2008 (the "Plan"), is hereby amended effective as of the close of business on January 31, 2010 or such other date specified below.

(1)            Explanation of Amendment

The Plan is amended to change the sponsor of the Plan from Cinergy Corp. to Duke Energy Corporation and to clarify the treatment of banked vacation under the Plan.

(2)            Amendment

(a)            Effective as of November 1, 2009, the last sentence of Section 4.2(b)(ii) of the Plan is amended in its entirety to read as follows:

"Notwithstanding the foregoing, a Participant's benefit under the Plan shall be calculated by (i) determining the Participant's Highest Average Earnings by including Accrued Vacation Pay in Earnings when paid at the Participant's termination of employment, and (ii) without taking into account the provision in the Cinergy Pension Plan that provides that the Participant's Highest Average Earnings will be determined without regard to Accrued Vacation Pay, with the resulting amount, increased by the average annual Accrued Vacation Pay, if any, paid at the Participant's termination of employment."

(b)           The first two sentences of Article VIII of the Plan are hereby amended in their entirety to read as follows:

"Duke Energy Corporation retains the sole and unilateral right to terminate, amend, modify or supplement the Plan, in whole or in part, at anytime.  Amendment shall be through action of the Board of Directors of Duke Energy Corporation or the Committee.  The Board of Directors of Duke Energy Corporation or the Committee may delegate its respective right to amend the Plan, subject to any limitations it may impose, to an officer of the Company."

(c)            Section 9.1 of the Plan is hereby amended in its entirely to read as follows:

"9.1          Top Hat Plan.  Duke Energy Corporation intends for the Plan to be an unfunded "top-hat" plan for a select group of management or highly compensated employees which is exempt from substantially all of the requirements of Title I of ERISA pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.  Duke Energy Corporation is the Plan sponsor under Section 3(16)(B) of ERISA."

IN WITNESS WHEREOF, Cinergy Corp. has caused this Amendment to be executed effective as of the date specified below and Duke Energy Corporation accepts sponsorship of the Plan effective as of the close of business on January 31, 2010.

CINERGY CORP.                                                                                                   DUKE ENERGY CORPORATION

By:            /s/ JENNIFER L. WEBER                                                                       By:            /s/ JENNIFER L. WEBER__________

Title:        Senior Vice President and Chief                                                              Title:        Senior Vice President and Chief

                Human Resources Officer                                                                                       Human Resources Officer

Date:       January 28, 2010                                                                                      Date:      January 28, 2010